Exhibit 99.1

Provident Community Bancshares Reports First Quarter Results

ROCK HILL, S.C.--(BUSINESS WIRE)--May 17, 2013--Provident Community Bancshares, Inc. (OTCBB: PCBS) (the “Corporation”) recorded a net loss to common shareholders of $462,000 for the three months ended March 31, 2013 as compared to a net loss of $202,000 for the same period in 2012. The increase in loss in 2013 was primarily due to a reduction in net interest income due primarily to lower loan balances and a decrease in the yield on interest-earning assets due to the lower interest rate environment, offset by the absence of a provision for loan losses for the period ended March 31, 2013, due to a net reduction in loans, nonperforming assets and charge-offs. In addition, the Corporation did not record any gain on the sale of investments for the quarter ending March 31, 2013 compared to $239,000 for the previous year comparable quarter. Net loss per common share was $0.26 (diluted) for the three months ended March 31, 2013, versus a net loss of $0.11 per common share (diluted) for the same period in 2012.

Assets increased $5.2 million, or 1.5%, to $355.1 million at March 31, 2013 from $349.9 million at December 31, 2012. The increase in assets was due primarily to the growth in federal funds sold and securities as a result of deposit growth that was attributed to county tax receipts. It is anticipated that these funds will be drawn down over the course of the year for county needs. Net loans decreased $4.0 million from December 31, 2012 to March 31, 2013, due primarily to a significant reduction in loan demand as a result of economic conditions in South Carolina and more stringent underwriting standards. Investment securities at March 31, 2013 increased $4.9 million, or 2.9%, to $174.1 million from $169.2 million at December 31, 2012, primarily due to an increase in mortgage-backed securities, offset by a decrease in securities of government sponsored enterprises. Federal funds sold at March 31, 2013 increased $8.5 million to $28.8 million from $20.3 million at December 31, 2012 as a result of funds invested with proceeds from maturities of securities and loan payments. Total liabilities increased $5.8 million to $343.6 million at March 31, 2013 from $337.7 million at December 31, 2012. Deposits increased $7.1 million, or 2.6%, to $284.6 million at March 31, 2013 from $277.5 million at December 31, 2012 due to the increased county tax receipts. Security agreements to repurchase decreased $1.2 million to $5.1 million at March 31, 2013 from $6.3 million at December 31, 2012. Shareholders’ equity decreased $616,000, or 5.1%, to $11.6 million at March 31, 2013 from $12.2 million at December 31, 2012 primarily due to a $273,000 increase in unrealized losses on securities available for sale along with a net operating loss of $343,000.

Nonperforming loans, which are primarily commercial real estate properties, were $14.0 million as of March 31, 2013, or 11.7% of total loans, as compared to $13.1 million at December 31, 2012, an increase of $829,000. Real estate acquired through foreclosure decreased $1.2 million, to $8.0 million at March 31, 2013 from $9.2 million at December 31, 2012, as a result of property sales. Bad debt charge-offs, net of recoveries were $12,000 for the three months ended March 31, 2013 compared to $160,000 for the same period in 2012.

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates eight community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the Over The Counter Bulletin Board under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2012, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three months ended March 31, 2013, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights

(Unaudited) ($ in thousands, except per share data)

	Three Months Ended March 31,
Income Statement Data	2013	2012

Net interest income	$1,670	$1,951
Provision for loan losses	--	435
Net interest income after loan loss provision	1,670	1,516
Non-interest income	637	617
Net gain on sale of investments	--	239
Non-interest expense	2,608	2,456
Expense for income taxes	43	--
Net loss	(344)	(84)
Accretion of preferred stock to redemption value	3	3
Preferred dividends accrued	116	115
Net loss to common shareholders	($463)	($202)
Loss per common share: basic	($0.26)	($0.11)
Loss per common share: diluted	($0.26)	($0.11)
Weighted average number of
common shares outstanding
Basic	1,790,599	1,790,599
Diluted	1,790,599	1,790,599

Balance Sheet Data	As of 3/31/13	As of 12/31/12

Total assets	$355,144	$349,942
Cash and due from banks	34,628	29,059
Investment securities	174,069	169,214
Loans	123,803	127,781
Allowance for loan losses	4,354	4,367
Deposits	284,568	277,481
FHLB advances and other borrowings	42,584	43,780
Junior subordinated debentures	12,372	12,372
Total liabilities	343,552	337,734
Shareholders’ equity	11,592	12,208
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599

Bank Regulatory Capital ratios:
Leverage ratio	6.97%	7.04%
Tier 1 capital ratio	13.98%	14.00%
Total risk-based capital ratio	15.25%	15.27%

Asset Quality

Nonperforming loans	$14,003	$13,174
Troubled debt restructurings	2,277	4,187
Other real estate owned	7,960	9,174
Total nonperforming assets	$24,240	$26,535
Percentage of nonperforming loans to total loans, net	13.63%	14.07%
Percentage of nonperforming assets to total assets	6.83%	7.58%
Allowance for loan losses to nonperforming loans	26.74%	25.15%
Allowance for loan losses to total loans	3.52%	3.42%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, 803-980-1863
President & Chief Executive Officer